Exhibit 99.2

April 17, 2013

LightInTheBox Holding Co., Ltd.

Building 2, Area D, Floor 1-2, Diantong Times Square

No. 7 Jiuxianqiao North Road

Chaoyang District, Beijing 100020

People’s Republic of China

Ladies and Gentlemen,

Re:     Legal Opinion

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on PRC Laws (as defined in Section I). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.

We act as PRC counsel to LightInTheBox Holding Co., Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the Company’s Registration Statement on Form F-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, including the prospectus that forms a part of the Registration Statement (the “Prospectus”), on February 26, 2013, relating to the offering by the Company of a certain number of the Company’s American Depositary Shares (“ADSs”) representing ordinary shares with a par value US$0.000067 of the Company, and (b) the sale of the Company’s ADSs and listing of the Company’s ADSs on the New York Stock Exchange.  We have been requested to give this Opinion as to the matters set forth below.

In rendering this Opinion, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, documents provided to us by the Company, and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We assume all the Documents and the factual statements provided to us by the Company and the Chinese Entities (as defined in Section I), including but not limited to those set forth in the Documents, are complete, true and accurate. Where important facts were not independently established, we have relied upon certificates issued by the Government Agency (as defined in Section I) with proper authority and the appropriate representatives of the Company and/or the Chinese Entities with the proper powers and functions.

We have also assumed the authenticity of all signatures, seals, chops and all Documents submitted to us as originals, and the conformity with the originals of all Documents submitted to us as copies, and the truthfulness, accuracy and completeness of all Documents and the factual statements in such Documents.  We have further assumed that the Documents provided to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents.

I.                                        Definitions

The following terms as used in this Opinion are defined as follows:

“Chinese Entities”

means Lanting Jishi Trade (Shenzhen) Co. Ltd (or Lanting Jishi),  Shenzhen Lanting Huitong Technologies Co., Ltd. (or Lanting Huitong), Shanghai Ouku Network Technologies Co., Ltd. (or Shanghai Ouku), and Beijing Lanting Gaochuang Technologies Co., Ltd., (or Lanting Gaochuang).

“Contracts”	means contracts listed in the Schedule I.

“Equity Disposal Agreements”

means the Equity Disposal Agreement, dated as of June 9, 2011, among Lanting Jishi, Lanting Huitong and Lanting Huitong’s shareholders, and the Equity Disposal Agreement, dated as of  December 7, 2011 among Lanting Jishi, Lanting Gaochuang and Lanting Gaochuang’s shareholders.

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the Chinese Entities in the PRC.

“Hong Kong Subsidiary”	means Light In The Box Limited.

“Material Adverse Effect”

means any event, circumstance, condition, occurrence or situation, or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the condition (financial or otherwise), business, properties or results of operations or prospects of the Company, Hong Kong Subsidiary and Chinese Entities taken as a whole.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices and supreme court judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“VIEs”	means Lanting Huitong and Lanting Gaochuang.

II.                                   Opinions

1.                                      Each of the Chinese Entities has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws.  All of the registered capital of each of the Chinese Entities has been fully paid for, and all the equity interest in the registered capital of each of the Chinese Entities is owned by its shareholders currently registered with the competent administration for industry and commerce. The current articles of association and the business license of each of the Chinese Entities comply with applicable PRC Laws and are in full force and effect.

2.                                      All the equity interest in Lanting Huitong owned by its shareholders has been duly pledged to Lanting Jishi in accordance with the PRC Laws.

3.                                      Except as disclosed in the Registration Statement and the Prospectus, (i) each of the relevant Chinese Entities has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Contracts to which it is expressed to be a party and such obligations constitute valid, legal and binding obligations enforceable against each of them in accordance with the terms of each of the Contracts, (ii) each Contract and the transactions contemplated thereby have been duly authorized by the Chinese Entities expressed to be parties thereto and are valid, enforceable and admissible as evidence under, and not in violation of, the PRC Laws, and are binding on the persons expressed to be parties thereto and (iii) no approvals are required to be sought or obtained for the performance of the respective relevant Chinese Entities of their obligations and the transactions contemplated under the Contracts other than those already obtained, except when Lanting Jishi decides to exercise the options granted under the Equity Disposal Agreements to purchase the equity interest in the VIEs, such purchase could be subject to prior approval by the Ministry of Commerce or its local counterpart and should be further subject to registrations with the relevant Government Agencies.

4.                                      Each of the relevant Chinese Entities has taken all necessary corporate and other actions for the entering into, execution, adoption, assumption, issue, delivery and the performance of their respective obligations under each of the Contracts to which it is expressed to be a party, and the representatives of the relevant Chinese Entities (as the case may be) have been duly authorized to do so.

5.                                      To the best of our knowledge after due and reasonable inquiries, and excepted as  disclosed in the Registration Statement and the Prospectus, the execution and performance by each of the relevant Chinese Entities of their respective obligations under each of the Contracts to which any of them is a party does not and will not contravene, result in a breach or violation of or constitute a default under (i) any of the terms and provisions of their respective Articles of Association or any of their respective business licenses, (ii) any applicable PRC Laws, (iii) any arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant Chinese Entities, or (iv) any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them or any of their assets, to which any of them is expressed to be a party or which is binding on any of them or any of their assets except where, in respect of (i), (ii) (iii) or (iv) above, such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect; and no Contracts have been amended or revoked or are liable to be set aside under any applicable PRC Laws.  Each of the Contracts is in full force and effect and, to the best of our knowledge after due and reasonable inquiries, none of the Chinese Entities thereto is in material breach or default in the performance of any of the terms or provisions of such Contracts.

6.                                      According to the “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “M&A Rules”), issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange on August 8, 2006, offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.  As disclosed in the Registration Statement and the Prospectus, under current PRC Laws, we believe the CSRC approval is not required in the context of the Offering, because (i) Lanting Jishi  was established by means of direct investment, rather than by merger or acquisition of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and (ii) no provision in the M&A Rules classifies the contractual arrangements between Lanting Jishi and the VIEs as a type of transaction which is subject to the M&A Rules.

7.                                      The statements set forth in the Prospectus captions, “Prospectus Summary,” “Risk Factors,” “Enforcement of Civil Liabilities,” “Our History and Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Taxation,” “Business,” “Regulations,” “Legal Matters” and “Taxation,”   insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material respects, and fairly present and summarize the PRC legal and regulatory matters referred to therein; such statements do not contain any untrue statements of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading. The opinions set forth under “Prospectus Summary,” “Risk Factors,” “Enforcement of Civil Liabilities,” “Our History and Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation,” “Business,” “Regulations,” “Legal Matters” and “Taxation,” of the Registration Statement, as related to matters of PRC Laws and as specifically stated therein as being our opinions, constitute our opinion.

III.                              Qualifications

This Opinion is subject to the following qualifications:

(i)                                                 This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(ii)                                              This Opinion is intended to be used in the context that is specifically referred to herein and each section should be looked at as a whole regarding the same subject matter.

(iii)                                           This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only. We hereby consent to the use of this Opinion in, and its being filed as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ TransAsia Lawyers

TransAsia Lawyers

SCHEDULE I

Contracts

1.                            Exclusive Technical and Consulting Service Agreement, dated as of June 9, 2011, between Lanting Jishi and Lanting Huitong;

2.                            Business Operation Agreement, dated as of June 9, 2011, among Lanting Jishi, Lanting Huitong and Lanting Huitong’s shareholders;

3.                            Equity Disposal Agreement, dated as of June 9, 2011, among Lanting Jishi, Lanting Huitong and Lanting Huitong’s shareholders;

4.                            Share Pledge Agreement, dated as of June 9, 2011, among Lanting Jishi, Lanting Huitong and Lanting Huitong’s shareholders;

5.                            Powers of Attorney, dated as of July 26, 2011, issued by each of Lanting Huitong’s shareholders;

6.                     Spousal Consent Letters, dated as of June 9, 2011,  issued by respective spouse of Mr. Liang Zhang and Mr Jun Liu;

7.                            Exclusive Technical and Consulting Service Agreement, dated as of December 7, 2011, between Lanting Jishi and Lanting Gaochuang;

8.                            Business Operation Agreement, dated as of December 7, 2011, among Lanting Jishi, Lanting Gaochuang and Lanting Gaochuang’s shareholders;

9.                            Equity Disposal Agreement, dated as of December 7, 2011, among Lanting Jishi, Lanting Gaochuang and Lanting Gaochuang’s shareholders;

10.                     Share Pledge Agreement, dated as of December 7, 2011, among Lanting Jishi, Lanting Gaochuang and Lanting Gaochuang’s shareholders;

11.                     Loan Agreement, dated as of December 7, 2011, between Mr. Quji (Alan) GUO and Lanting Jishi;

12.                     Powers of Attorney, dated as of December 27, 2011, issued by each of Lanting Gaochuang’s shareholders.